Exhibit 10.64
THOMAS M. ST. DENNIS
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made by and between Thomas M. St. Dennis (“Employee”) and Applied Materials, Inc. (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
     WHEREAS, Employee is employed by the Company as its Senior Vice President, General Manager Silicon Systems Group;
     WHEREAS, Employee signed the standard Employee Agreement with the Company dated September 13, 2005 (the “Confidentiality Agreement”);
     WHEREAS, Employee’s employment with the Company shall terminate on or about October 2, 2009 (the “Termination Date”);
     WHEREAS, the Company and Employee have entered into Stock Option and Performance Share Agreements dated September 19, 2005, January 25, 2007, December 10, 2007 and March 9, 2009, granting Employee certain performance shares (also called restricted stock units) and the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s Employee Stock Incentive Plan and the relevant Performance Share Agreements and Stock Option Agreements (collectively the “Stock Agreements”); and
     WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of, or in any way related to Employee’s employment with, or separation from, the Company;
     NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
     1. Consideration.
          a. Continuing Employment. The Company shall continue to employ Employee on an at-will basis in his role as Senior Vice President, General Manager Silicon Systems Group up to and including the Termination Date, and shall continue to pay Employee his base salary in accordance with the Company’s regular payroll practices up to and including the Termination Date. Employee shall continue to comply with his Confidentiality Agreement as well as all other Company policies. During his employment with the Company, Employee shall continue to be eligible to participate in all benefits and incidents of employment, including the Company’s health insurance plan, and he shall continue to accrue vacation. In addition, Employee shall continue to vest in stock options and performance shares on the same terms, schedule and conditions as set forth in the Stock

Agreements. As a result of such continued vesting, from the date of this Agreement through the Termination Date, Employee is scheduled to vest in the number of stock options indicated in Exhibit A attached hereto.
          b. Cash. The Company agrees to pay Employee a total of $1,035,000.00 as cash severance, less applicable withholding. Provided Employee does not breach this Agreement (including without limitation Section 12), this cash severance will be paid to Employee in three substantially equal installments as follows: (1) a lump sum cash payment of $369,000.00 (less applicable withholding) shall be paid to Employee no later than thirty (30) days after the Effective Date of this Agreement (as set forth in paragraph 24 below); (2) a lump sum cash payment of $333,000.00 (less applicable withholding) shall be paid to Employee on October 1, 2010; and (3) the final lump sum cash payment of $333,000.00 (less applicable withholding) shall be paid to Employee on October 1, 2011. Prior to Employee’s execution of this Agreement, Employee may elect for all or a portion of these payments to be deferred and credited to Employee’s account(s) under the 2005 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) in accordance with such election. In order to be valid, such election must be properly executed in accordance with the terms of the election form and returned to the Company prior to the date Employee executes this Agreement. Any such deferred amount shall be credited to Employee’s applicable Deferred Compensation Plan account as of the day on which the amount (but for the deferral) would have been paid to Employee pursuant to this Agreement.
          c. Benefits. Employee’s health insurance benefits shall cease on October 31, 2009, subject to Employee’s right to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA). Except as otherwise provided herein, Employee’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, paid time off, and vesting (including, but not limited to, vesting of equity awards), shall cease as of the Termination Date.
          d. Equity Compensation. The Company agrees to accelerate the vesting of stock options and the vesting of performance shares, effective as of the Effective Date, to reflect the number of stock options (the “Accelerated Stock Options”) and/or performance shares (the “Accelerated Performance Shares”) which would have vested pursuant to the passage of time under such awards’ time-based vesting schedule as of October 2, 2010, as detailed in Exhibit B attached hereto. The Accelerated Performance Shares shall be paid out to Employee not later than two and 1/2 months of the Effective Date. Employee’s vested options (including but not limited to the Accelerated stock Options) will remain outstanding and exercisable until November 20, 2009. Except as provided in the prior sentence, the exercise of Employee’s vested options (including specifically the Accelerated Stock Options) and the issuance of shares pursuant to performance awards (including specifically the Accelerated Performance Shares) shall continue to be governed by the terms and conditions of the Stock Agreements. All stock options, performance shares and the shares issuable under such awards shall continue to be subject to the terms and conditions of the Stock Agreements. The acceleration provided in this Section 1(d) constitutes an amendment to the Stock Agreements relating to the stock option and performance share awards listed in Exhibit B attached hereto. The extension of exercisability of Employee’s vested stock options provided in this

Section 1(d) constitutes an amendment each of the Stock Agreements relating to such stock options. To the extent not explicitly amended hereby, the Stock Agreements remain in full force and effect.
          e. Fiscal Year 2009 Bonus. Employee shall not be eligible to receive any payment, or partial payment thereof, with respect to any of the Company’s Fiscal Year 2009 bonus programs, plans or other arrangements pursuant to which Employee was or may have been eligible prior to his Termination Date.
     2. Payment of Salary. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.
     3. Release of Claims. Employee agrees that the consideration set forth in this Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
          a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age

Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;
          e. any and all claims for violation of the federal or any state constitution;
          f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          h. any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or comparable state agency against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).
     4. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee is advised to consult with an attorney about this Agreement prior to executing this Agreement. Employee acknowledges (a) he has twenty-one (21) days from receipt of this Agreement to consider this Agreement; (b) he has seven (7) days after his execution of this Agreement to revoke this Agreement; (c) this Agreement shall not be effective until after the revocation period has expired; and (d) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to Michael R. Splinter, Chairman, President and Chief Executive Officer, that is received prior to the Effective Date.
     5. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     6. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
     7. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes his certification that he has returned to the Company all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this section. Employee represents that he has not to date misused or disclosed the Company’s trade secrets and confidential and proprietary information to any unauthorized party.
     8. No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

     9. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to Mary Humiston, the Company’s Corporate Vice President of Global Human Resources, who shall use her best efforts to provide only the Employee’s last position and dates of employment. The Parties further agree that each Party shall have the opportunity to review and approve any press release or other publicly-distributed communication regarding Employee’s departure from the Company prior to publication or release of such communication.
     10. Breach. Employee acknowledges and agrees that any material breach of this Agreement (including Section 12) or the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided or scheduled to be provided to Employee under Section 1 of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or as otherwise provided by law. Except as provided by law, including for a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, Employee shall also be responsible to the Company for all damages incurred by the Company in (a) enforcing Employee’s obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement.
     11. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
     12. Non-Competition. During the period commencing on the Termination Date and ending on October 2, 2010 (the “Non-Competition Period”), Employee shall not (other than in connection with his employment services to the Company through the Termination Date), without the prior express written permission of the Company’s CEO, work as an employee, officer, director, consultant, contractor, advisor, or agent of any of the Company’s Competitors (as defined below). The Company’s Competitors (“Competitors”) for purposes of this Agreement are the following: Novellus, ASM International, Lam, TEL (Tokyo Electron), AMEC, KLA, Oerlikon, Ebara Technologies, Hitachi and Varian Semiconductor.
     13. Non-Solicitation. Employee agrees that for the duration of the Non-Competition Period, Employee shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company.
     14. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation, negotiation and execution of this Agreement.

     15. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, CALIFORNIA, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.
     16. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
     17. Authority. The Company represents and warrants that the Company’s CEO has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     18. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
     19. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     20. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
     21. Entire Agreement. This Agreement, the Confidentiality Agreement, and the Stock Agreements (as amended hereby) represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company. To the extent that there is any conflict or inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall govern.
     22. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s CEO.
     23. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to choice-of-law provisions.
     24. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth day after it has been signed by both parties, provided that it has not been revoked by either Party before that date (the “Effective Date”).
     25. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     26. Internal Revenue Code Section 409A.
          a. Notwithstanding anything to the contrary in this Agreement, no “Deferred Compensation Separation Benefits” (as defined below) will become payable under this Agreement until Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Employee’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          b. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 26(a) above.
          c. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the “Section 409A Limit” (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 26(a) above. For purposes of this Section 26(c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the 2009 calendar year.
          d. The provisions of this Section 26 are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
     27. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:
a.	he has read this Agreement;

b.	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c.	he understands the terms and consequences of this Agreement and of the releases it contains; and

d.	he is fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

THOMAS M. ST. DENNIS, an individual

Dated: October 5, 2009	/s/ Thomas M. St. Dennis Thomas M. St. Dennis

APPLIED MATERIALS, INC.

Dated: September 30, 2009	By /s/ Michael R. Splinter Michael R. Splinter
President and Chief Executive Officer

Exhibit A
Options Scheduled to Vest Through the Termination Date

Grant ID	Grant Date	Number of Options	Scheduled Vest Date
AMI501184	9/19/2005	100,000	9/19/2009

Exhibit B
Options and Performance Shares to Accelerate on the Effective Date

		Options/Performance
Grant ID	Grant Date	Shares to Accelerate	Original Vesting Date
AMIP00023	1/25/2007	31,250	12/19/2009
AMIP00031	1/25/2007	25,000	12/19/2009
AMIP680913A	12/10/2007	26,250	12/19/2009
AMI715453	3/9/2009	200,000	4/1/2010